EXHIBIT 10.14

CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE

This Confidential Settlement Agreement and Release (“Agreement”) is made as of November 1st 2006, by and between Sun Energy Solar, Inc., a Delaware corporation (the “Company”) Eric Morin and Cheryln Morin (collectively, the “Employee”) (collectively, the “Parties”).

RECITALS

WHEREAS, Employee is employed by the Company as Vice President of Creative Development;

WHEREAS, the Parties entered into an Executive Employment Agreement on or about August 1st, 2006 for the employment of Employee (“Agreement”);

WHEREAS, the Parties now desire to effect between themselves a full, complete and final settlement and release of any and all claims and other differences that do, could or may hereafter exist between them, or could have been brought on their behalf, including without limitation, any and all claims and causes of action relating to Employee’s employment with the Company, including but not limited to any claims that could arise by virtue of the Employee’s Employment with, the Company or the Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the promises and covenants contained in this Agreement, the Company and Employee hereby agree as follows:

1. Acknowledgment. The Parties acknowledge that they are entering into this Agreement based upon their own investigation and in reliance on the representations contained in this Agreement and in reliance on their own counsel.

2. Denial of Liability. This Agreement does not constitute evidence of, or any admission of, any liability, omission, or wrongdoing of any kind, and it shall not be offered or received into evidence or otherwise filed or lodged in any proceeding against any Party except as may be necessary to prove and enforce its terms. It is expressly understood and agreed that neither this Agreement nor any consideration provided pursuant to this Agreement are to be construed as an admission of liability on the part of the Company.

3. Resignation Date. The Employee agrees his resignation as an employee and a member of the Board of Directors of the company is effective as of September 30th, 2006.

4. Consideration. In exchange for the execution and delivery of this Agreement, the Company will provide the Employee with the following consideration (the “Benefits”):

A. Within ten (10) days after the execution and delivery to the Company of this Agreement by Employee, the Company will pay the Employee a lump sum payment of $16,837.50 (which represents net after deduction of applicable federal withholding, Medicare, and FICA), made payable to Eric Morin.

B. The Company will provide the Employee with two million (2,000,000) shares of restricted common stock of the company.

Employee acknowledges that the consideration set forth in this subsection is in addition to and over and above any amounts or benefits due to him under the Company’s policies or practices or the Agreement. Employee further acknowledges that he is receiving valuable consideration under this Agreement to which he would not otherwise be entitled. Employee acknowledges that the Company is obligated to and will withhold appropriate taxes from all cash payments paid by the Company to the Employee pursuant to this Agreement.

5. Release of Claims. In exchange for the consideration set forth in paragraph 4, Employee, on behalf of him, his representatives, successors and assigns, does hereby waive any and all rights to, and completely releases and forever discharges, the Company, Sparx, Inc., Sun Energy Solar, Inc. (f/k/a Sologic, Inc.), its officers and all other representatives, agents, directors, employees, successors and assigns, and attorneys, from all claims, rights, demands, actions, obligations, and causes of action of any kind and every kind, nature, and character, known or unknown, which such party may now have, or has ever had, against them arising from or in any way connected with the employment relationship between the parties or the separation thereof, including, but not limited to, any and all claims which could be asserted by virtue of the Agreement; all wrongful discharge claims including retaliatory discharge; all claims relating to any contracts of employment, express or implied; any tort of any nature; any covenant of good faith and fair dealing, express or implied; any federal, state, or municipal statute or ordinance; any claim under Title VII of the Civil Rights Act of 1964 as amended; claims under the Civil Rights Act of 1967, as amended; the Age Discrimination in Employment Act as amended, the Employee Retirement Income Security Act of 1974; the Older Workers Benefit Protection Act; the Family and Medical Leave Act of 1993; the Americans with Disabilities Act of 1990, as amended; Florida Wage and Hour laws; the Fair Labor Standards Act; the Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002; the Consolidated Omnibus Budget Reconciliation Act (COBRA); and any other laws and regulations relating to the employment context; and common law claims and any and all claims for attorneys’ fees and costs. Employee does not waive rights or claims that may arise after the date this Agreement is executed.

6. Tax Liability. Employee understands that Company shall issue an IRS Form 1.099 for those portions of the payment specified in paragraph 4 of this Agreement that are not subject to withholding. In paying the amount specified in paragraph 4, Company makes no representation regarding the tax consequences or liability arising from said payment. Employee understands and agrees that any and all tax liability that may be due or become due because of the payment referenced above is his sole responsibility, and that he will pay any such taxes that may be due or become due. Company has no monetary liability or obligation regarding payment whatsoever (other than delivering a valid check in the sum referenced in paragraph 4 of this Agreement to Employee). Employee agrees to bear all tax consequences, if any, attendant upon the payment to him of the above-recited sums. Employee further agrees to hold Company harmless from and against any tax or tax withholdings claims, amounts, interest, penalties, fines or assessments brought or sought by any taxing authority or governmental agency with regard to the above recited sums. In the event Company receives written notice that any claim or assessments for taxes, withholding obligations, penalties and/or interest arising out of this settlement are being or will be made against Company, Company shall promptly, after receipt of such written notice, notify Employee by letter sent via certified mail to the following address: 12490 Vrain Circle, Broomfield, CO 80020.

7. Confidentiality. In consideration of the obligations under this Agreement, Employee agrees that this Agreement, the terms and conditions hereof, and the underlying facts and circumstances of the claim(s) alleged are strictly, and shall forever remain, confidential, and that neither Employee nor his heirs, agents, executors, administrators, attorneys, legal representatives or assigns shall hereafter disclose or disseminate, directly or indirectly, any information concerning any such terms of this Agreement or any of the allegations of wrongdoing to any third person(s), including, but not limited to, representatives of the media or other present or former employees of Company, under any circumstances except Employee may disclose the terms of this Employee to his spouse, accountant, tax advisor, the Internal Revenue Service, or as otherwise required by law (“Third Parties”); provided, however, that the Third Parties to whom such disclosure is made shall agree in advance to be bound by the terms of this paragraph 7 and all of its subparts.

(A) If Employee is required to disclose this Agreement, its terms, the underlying facts or claims, pursuant to court order and/or subpoena, Employee shall notify Company, in writing via facsimile or overnight mail, within 24 hours of his receipt of such court order or subpoena, and simultaneously provide Company with a copy of such court order or subpoena. The notice shall comply with the notice requirements set forth below in paragraph 30. Employee agrees to waive any objection to Company’s request that the document production or testimony be done in camera and under seal. If Employee is required to disclose this Agreement, its terms or underlying facts pursuant to court order and/or subpoena, Employee shall notify Company, in writing via facsimile or overnight mail, within 24 hours of his receipt of such court order or subpoena, and simultaneously provide Company with a copy of such court order or subpoena.

The notice shall comply with the notice requirements set forth below in paragraph 30. Employee agrees to waive any objection to Company’s request that the document production or testimony be done in camera and under seal.

(B) Employee acknowledges that a violation of paragraph 6 or any of its subparts would cause immeasurable and irreparable damage to Company in an amount incapable of precise determination. Accordingly, Employee agrees that Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of paragraph 7 and all of its subparts., in addition to any other available remedies.

(C) The Parties agree that the terms of paragraph 7 and all of its subparts are a material inducement for the execution of this Agreement. Any disclosure or dissemination, other than as described above in paragraph 7 and 7(A) will be regarded as a breach of this Agreement and a cause of action shall immediately accrue for damages and injunctive relief. The Parties agree that damages sustained by such breach would be impractical or extremely difficult to determine and, therefore, agree that in the event that Employee, or any of the individuals identified in paragraph 7(A), violates paragraph 7 or any of its subparts, Employee shall pay Company liquidated damages in the sum of THREE THOUSAND FIVE HUNDRED DOLLARS AND ZERO CENTS ($3,500) for each violation. The Parties further agree that such damages are not intended to be, and shall not be construed as, a penalty.

8. Non-Disparagement. Employee agrees that he will not publicly criticize or disparage the Company, its products or employees, nor will Employee unlawfully interfere with any of the Company’s business relationships.

9. Documents and Materials. Employee agrees and confirms his promise set forth in the Employment Agreement relating that to the extent Employee possesses Company records, policies or other proprietary materials, he shall keep such records, policies or other proprietary materials, and the information learned therefrom, strictly confidential, and agrees that Employee has not at any time or in any manner made or caused to be made any copies, or other reproductions or recordings or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written, printed, computerized or otherwise recorded materials of any kind or nature whatsoever belonging to or in the possession of the Company or any of its Affiliates and has surrendered all such material to the Company.

10. Proprietary Information. Employee agrees and confirms his promise set forth in the Employment Agreement that Employee shall not at any time, use for Employee’s own benefit or purposes or for the benefit or purposes of any other person or entity, or disclose in any manner to any person or entity, any Proprietary Information. As used in this Agreement, Proprietary Information shall mean trade secrets, information, data, know how or knowledge (including, but not limited to, that relating to service techniques, purchasing and sales organization and methods, inventories, client lists, market development and expansion plans, personnel training and development programs and client and supplier relationships), technology, developments, designs, techniques, inventions (whether or not patentable or reduced to practice), devices, or procedures, whether or not conceived of, created or developed, and/or first reduced to practice solely by Employee or jointly by Employee and/or Company its employees, subcontractors or agents or any other Discoveries (as defined in Paragraph 12) belonging to or relating to the affairs of the Company or any of its Affiliates or to the clients of the Company or any of its Affiliates; provided, however, that this Paragraph 10 shall not apply to any trade secret, information, data, know how, Discoveries or knowledge that is or becomes generally available to the public through no fault or action of Employee.

11. Customers and Vendors. Employee agrees and confirms his promise set forth in the Employment Agreement that in furtherance of and not in limitation of Paragraph 10, Employee acknowledges that the lists of the Company’s and its Affiliates’ customers and vendors provided to Employee constitute a valuable and unique asset of the Company, and Employee acknowledges that he has not and shall not disclose such lists or any part thereof to any person or entity for any reason whatsoever, nor shall Employee use such customer or vendor lists for Employee’s own benefit or purposes or for the benefit or purposes of any business with whom Employee may have become associated.

12. Discoveries. Employee agrees and confirms his promise set forth in the Employment Agreement relating that any and all inventions, discoveries, improvements, designs, methods, systems, developments, know how, ideas, suggestions, devices, trade secrets and processes (collectively, “Discoveries”), whether patentable or not, which were discovered, disclosed to or otherwise obtained by Employee during Employee’s employment with the Company, are confidential, proprietary information and are the sole and absolute property of the Company. Employee acknowledges that it has disclosed all such Discoveries to Company. Notwithstanding the fact that the Company may request additional assignment and assistance in applications, the assignments made in this Paragraph 12 are adequate to cause an assignment of Employee’s interest in any Discoveries.

13. Works for Hire. Employee agrees and confirms his promise set forth in the Employment Agreement relating that all works and writings of a professional nature that were produced by Employee during Employee’s employment with the Company constitute works made for hire and are the sole and absolute property of the Company. Employee grants the Company the exclusive right to copyright all such works and writings in the United States and in foreign jurisdictions. To the extent any such works or writings are deemed to not be works for hire, Employee hereby assigns all of Employee’s interests therein to the Company or its nominee. Notwithstanding the fact that the Company may request additional assignments and assistances in applications, the assignments made in this Paragraph 13 are deemed to be adequate to cause an assignment of Employee’s interest in works or writings.

14. Non-Competition.

(a) Corporate Relationship. Employee agrees and confirms his promise set forth in the Employment Agreement and acknowledges (i) that Employee’s employment as a member of the Company’s executive management team created a relationship of confidence and trust between Employee and the Company with respect to confidential and proprietary information applicable to the business of the Company, its Affiliates and its clients, and (ii) the highly competitive nature of the business of the Company. Accordingly, the Company and Employee agree that the restrictions contained in this Paragraph 14 are reasonable and necessary for the protection of the immediate interests of the Company and that any violation of these restrictions would cause substantial injury to the Company. Further, Employee agrees that the consideration set forth in Paragraph 4 is sufficient for the continued promises made within this Section because it is over and above any benefits or amounts that may have been due to him.

(b) Competitive Business Defined. For purposes of this Agreement, the term “Competitive Business” means business which is similar to or competitive with the business of the Company with respect to which Employee has had direct responsibility.

(c) Existing Client Defined. For purposes of this Agreement, the term “Existing Client” means a client for whom the Company or any of its Affiliates is performing services or marketing products as of the date of the termination of Employee employment with the Company or for whom the Company or any of its Affiliates performed services or marketed products within the two-year period immediately preceding the termination of Employee’s employment with the Company.

(d) Noncompetition/Nonsolicitation. For a period of one (1) year following the termination of Employee’s employment with the Company for any reason Employee shall not:

i. own, manage, operate, control, have any financial interest in, or lend Employee’s name to any person or entity engaged in, a Competitive Business or cause others to or assist others in engaging in any Competitive Business in the foregoing manner;

ii. employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of Employee or any Competitive Business, any person who is employed or engaged as an employee, consultant, agent or representative of the Company or any of its Affiliates as of the date of Employee’s termination or at any time during the one-year period following such termination; or

iii. solicit directly or indirectly on behalf of Employee or any Competitive Business, the customer business or account of any Employee Client.

(e) Specific Enforcement. The foregoing covenants shall be specifically enforceable; provided, however, that the covenants shall not be construed to prohibit ownership of not more than 5% of the equity of any publicly held entity engaged in direct competition with the Company, so long as the Employee is not otherwise engaged with such entity in any of the other activities specified in the foregoing clauses.

15. Remedies for Breach. Should Employee ever breach any provision or obligation under this Agreement, Employee explicitly agrees to pay all damages (including, but not limited to, litigation and/or defense costs, expenses, and reasonable attorneys’ fees) incurred by Company as a result of Employee’s breach. Nothing in this paragraph shall, or is intended to, limit or restrict any other rights or remedies Company may have by virtue of this Agreement or otherwise. Employee agrees that upon any breach of any provision of this Agreement, the Company may cease all future Benefits under this Agreement and may immediately demand, and Employee shall promptly repay any and all Benefits previously received by Employee pursuant to this Agreement.

16. No Assignment of Claims. Employee represents and warrants to the Company that he has not made, and will not make, any assignment of any claim, cause or right of action, or any right of any kind whatsoever, embodied in any of the claims and obligations that are released herein, and that no other person or entity of any kind, other than the Employee, had or has any interest in any claims that are released herein.

17. Civil Actions. Employee represents and warrants that he has not filed or caused to be filed any civil action, charge, or claim of any kind against the Company.

18. Other Actions. If any state or federal agency assumes jurisdiction of any complaint, charge or grievance in any way duplicating, arising out of, or related to Employee’s Employment, Employee will direct the agency to withdraw from the matter and Employee will not cooperate or participate in the investigation or prosecution of such action except to the extent required by law or subpoena. Employee specifically waives any right that he may have to collect damages or other compensation as a result of any such complaint, charge, or grievance. These covenants are a material, essential, and indispensable condition of this Agreement.

19. Consideration Acknowledged. Employee hereby acknowledges that the covenants in this Agreement provide good and sufficient consideration for every promise, duty, release, obligation and right contained in this Agreement.

20. Authority. All signatories to this Agreement represent and acknowledge that they have the full and requisite authority to execute, deliver and perform their respective obligations under the Agreement.

21. Costs and Expenses. Each Party agrees that they shall bear their own costs, expenses and attorneys’ fees incurred in connection with this Agreement or the Charge.

22. Integration. Unless otherwise stated herein, this Agreement constitutes the entire agreement of the Parties and all prior representations, agreements and discussions are merged and incorporated herein, including, but not limited to, the Consulting Agreement and Employment Agreement. This Agreement may not be amended absent a writing evidencing such an amendment executed by both Parties.

23. Severability. The provisions of this Agreement are severable, and if any part is found to be unenforceable, the other provisions shall remain fully valid and enforceable.

24. Governing Law/Jurisdiction. This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the State of Florida. The parties stipulate that jurisdiction and venue shall lie exclusively in Sarasota County, Florida for any action involving the validity, interpretation and enforcement of this Agreement, for any claim for breach of this Agreement, and for damages or any other relief sought under this Agreement.

25. Arbitration. Except for (i) any claim for unemployment compensation or workers’ compensation, and (ii) any relief sought for breach by Employee of Paragraphs 7-14 of this Agreement, in which case a claim may be brought before any court in the State of Florida having jurisdiction over the matter, any controversy or claim arising out of or related to this Agreement shall be settled by arbitration in Florida under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time such controversy or claim arises (the “Rules”) by one arbitrator appointed by the American Arbitration Association in accordance with the Rules, the arbitrator also apportioning the costs of arbitration. The award of the arbitrator shall be in writing, shall be final and binding upon the parties, shall not be appealed from or contested in any court and may, in appropriate circumstances, include injunctive relief. Should a party fail to appear or be represented at the arbitration proceedings after due notice in accordance with the Rules, then the arbitrator may nevertheless render a decision in the absence of such party, and such decision shall have the same force and effect as if the absent party had been present, whether or not it shall be adverse to the interests of such party. Any award rendered hereunder may be entered for enforcement, if necessary, in any court of competent jurisdiction, and the party against whom enforcement is sought shall bear the expenses, including attorneys’ fees, of enforcement.

26. Amendment. This Agreement may not be modified absent the express written consent of the Company and the Employee.

27. Survival. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement shall be binding upon the Employee and his heirs, legal representatives and guardians, and shall inure to the benefit of the Employee. Employee agrees that the covenants contained in this Agreement shall survive the termination of the Agreement.

28. Counterparts. This Agreement may be executed in counterparts, by either an original signature or signature transmitted by facsimile transmission and each counterpart so executed shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29. Voluntary Execution of Agreement. This Confidential Settlement Agreement and Release is executed voluntarily and without any duress on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

A. They have read this Agreement;

B. The Parties hereby represent and acknowledge that they have been provided with an opportunity to discuss and review the terms of this Agreement with an attorney before signing it and that they are freely and voluntarily signing this document in exchange for the benefits provided herein. If any fact with respect to which this Agreement is executed is found hereafter to be other than, or different from, the facts now believed by Employee to be true, Employee expressly accepts and assumes the risk of such possible difference in fact and agrees that this Agreement shall be and remain effective notwithstanding such difference in fact.

C. They understand the terms and consequences of this Agreement and of the releases it contains

D. They are fully aware of the legal and binding effect of this Agreement.

30. Notice. Each notice (“Notice”) provided for under this Agreement, must comply with the requirements as set forth in this paragraph. Each Notice shall be in writing and sent by facsimile or depositing it with a nationally recognized overnight courier service which obtains receipts (such as Federal Express or UPS Next Day Air), addressed to the appropriate party (and marked to a particular individual’s attention, if so indicated) as hereinafter provided. Each Notice shall be effective upon being so telecopied or deposited, but the time period in which a response to any notice must be given or any action taken with respect thereto shall commence to run from the date of receipt of the Notice by the addressee thereof, as evidenced by the return receipt. Rejection or other refusal by the addressee to accept or the inability to deliver because of a changed address of which no Notice was given shall be deemed to be the receipt of the Notice sent. Any party shall have the right from time to time to change the address or individual’s attention to which notices to it shall be sent by giving to the other party at least ten (10) days prior notice thereof. The Parties’ addresses for providing Notices hereunder shall be as follows:

{SIGNATURE PAGE FOLLOWS}

Sun Energy Solar, Inc.

/s/ R. Craig Hall

IN WITNESS WHEREOF, Employee executes this Agreement on the respective dates set forth below.

By:	/s/ Eric Morin
Eric Morin
Dated: November 1, 2006

By:	/s/ Cheryln Morin
Cheryln Morin
Dated: November 1, 2006